                     THE PENN MUTUAL LIFE INSURANCE COMPANY

                                  FOUNDED 1847

--------------------------------------------------------------------------------


Participant                          AUGUST 01, 2020                Annuity Date


                                     FEBRUARY 28, 1985             Participant's
Certificate Number       411022914                               Enrollment Date

--------------------------------------------------------------------------------

Group Variable and Fixed Annuity Contract Number --
Contractholder

The Penn Mutual Life Insurance Company certifies that the above named person is a Participant under the Group Annuity Contract.

This certificate is evidence of your interest in the Group Annuity Contract. All matters pertaining to such interest are subject to the provisions of the Group Annuity Contract. Relevant provisions of the Group Annuity Contract are described in the following pages.

This certificate replaces any certificate previously issued to you by Penn Mutual with respect to the Group Annuity Contract.

VALUES AND PAYMENTS TO YOU UNDER THE GROUP ANNUITY CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

                                                     /s/Robert E. Chappell
                                                     Chairman of the Board
                                                     and Chief Executive Officer

10 DAY RIGHT TO EXAMINE CERTIFICATE -- You may cancel this certificate within ten days after its receipt. Simply return or mail it to us or our agent. We will refund your Participant's Variable and Fixed Account Values.

                                                      GROUP VARIABLE AND FIXED
                                                      ANNUITY CERTIFICATE --
                                                      FLEXIBLE PURCHASE PAYMENTS

The Penn Mutual Life Insurance Company, Independence Square, Philadelphia, Pennsylvania 19172
EB 1611 3/85

                                TABLE OF CONTENTS

                                                                        PAGE

Section 1 -- Specifications                                                1

Section 2  -- Definitions                                                  3

Section 3  -- Purchase Payments                                            3

Section 4  -- Variable Account Provisions                                  4

Section 5  -- Fixed Account Provisions                                    13

Section 6  -- Payment on Death                                            19

Section 7  -- Transfer From Variable To Fixed Account                     19

Section 8  -- Transfer From Fixed To Variable Account                     19

Section 9  -- Transfer From Another Annuity Contract                      20

Section 10 -- Withdrawal                                                  20

Section 11 -- Miscellaneous                                               22

Table of Guaranteed Benefits                                              26

SECTION 1 -- CONTRACT SPECIFICATIONS


ANNUITANT                                       AUGUST 01, 2020     ANNUITY DATE



CONTRACT NUMBER          411022914           FEBRUARY 28, 1985     CONTRACT DATE



    FIRST PURCHASE PAYMENT                           AGE  OF  ANNUITANT
    ----------------------                           ------------------
           $50.00                                           30

                               GUARANTEED MONTHLY
                             PAID-UP ANNUITY BENEFIT
                             -----------------------

                                     $248.29
                           BEGINNING ON ANNUITY DATE*



* LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 YEARS (OPTION 3) THE AMOUNT OF MONTHLY ANNUITY BENEFIT ON THE ANNUITY DATE DEPENDS ON THE AMOUNT AND FREQUENCY OF PURCHASE PAYMENTS MADE. PURCHASE PAYMENTS OF $50.00 EACH MONTH UNTIL THE ANNUITY DATE WILL PROVIDE THE AMOUNT SHOWN IF YOU MAKE NO WITHDRAWALS OR TRANSFERS FROM THIS CONTRACT. INTEREST CREDITED IN EXCESS OF THE GUARANTEED RATE WILL INCREASE THE AMOUNT OF THE MONTHLY ANNUITY BENEFIT.
DIVISIBLE SURPLUS APPORTIONED TO THIS CONTRACT, IF ANY, WILL BE CREDITED TO THE CONTRACT VALUE UNLESS YOU ELECT TO HAVE IT PAID IN CASH.

PARTICIPANT                             AUGUST 1, 2020              ANNUITY DATE

                                                                   PARTICIPANT
CERTIFICATE NUMBER     411022914       FEBRUARY 28, 1985         ENROLLMENT DATE


      FIRST PURCHASE PAYMENT                            AGE OF ANNUITANT
      ----------------------                            ----------------
             $50.00                                            30


                  THE SEPARATE ACCOUNT
                  --------------------
         PENN MUTUAL VARIABLE ANNUITY ACCOUNT III


                                                           DATE VARIABLE ACCOUNT
     ELIGIBLE MUTUAL FUNDS                       ADMINISTRATION CHARGES DEDUCTED
     ---------------------                       -------------------------------

     PENN SERIES EQUITY FUND                                      FEBRUARY 28
PENN SERIES AGGRESSIVE CAPITAL APPRECIATION FUND                  EACH YEAR
     PENN SERIES AGGRESSIVE HIGH YIELD FUND

SECTION 2 - DEFINITIONS

         PARTICIPANT: An employee who has made application through Contractholder to make Purchase Payments on behalf of the Participant under the Group Annuity Contract. In this certificate you are the Participant.

         PARTICIPANT'S ENROLLMENT YEAR: The twelve month period commencing on the Participant's Enrollment Date, or any anniversary of the Participant's Enrollment Date.

         ACCUMULATION UNIT: An index used to compute a Participant's Variable Account Value prior to the Variable Annuity Date.

         ANNUITY UNIT: An index used to compute a Participant's Variable Annuity Payment.

         PARTICIPANT'S VARIABLE ACCOUNT: An account established and maintained by Penn Mutual for each Participant and to which Purchase Payments are allocated under section 4.

         PARTICIPANT'S VARIABLE ACCOUNT VALUE: The value of all Accumulation Units credited to a Participant's Variable Account.

         PARTICIPANT'S FIXED ACCOUNT: An account established and maintained by Penn Mutual for each Participant and to which Purchase Payments are allocated under Section 5.

         PARTICIPANT'S FIXED ACCOUNT VALUE: The sum of all amounts credited to a Participant's Fixed Account, increased by interest credited and reduced by amounts withdrawn or transferred from a Participant's Fixed Account.

         ANNUITY DATE: The date on which annuity payments to a Participant are to start.

         PURCHASE PAYMENTS: Amounts paid to Penn Mutual on behalf of Participants under the Group Annuity Contract.


SECTION 3 - PURCHASE PAYMENTS

         Purchase Payments may be made on behalf of each Participant subject to the following provisions:

                  (a) The minimum Purchase Payment for any one Participant is $25.00 or such lower minimum as we may establish.

                  (b) The Participant will direct the allocation of Purchase Payments to the Participant's Variable Account or the Participant's Fixed Account, subject to the provisions of Sections 4 and 5.

                  (c) Total Purchase Payments in a calendar year for a Participant are limited as provided by Section 403(b) of the Internal Revenue Code.

                  (d) Total Purchase Payment in a calendar year for a Participant may not exceed $1,000,000 without Penn Mutual's consent.

                  (e) Purchase Payments for a Participant may be made only through the Contractholder.

                  (f) Purchase Payments will be credited to Participant's Variable Accounts and Participant's Fixed Accounts in accordance with information provided by Participant.


SECTION 4 - VARIABLE ACCOUNT PROVISIONS

         A.       THE SEPARATE ACCOUNT

                  THE SEPARATE ACCOUNT. The name of the Separate Account is specified in Section 1. We established the Separate Account for the Group Annuity Contract and other contracts we may issue. Amounts credited to the Participant's Variable Account will be allocated to the Separate Account.

                  INVESTMENT OF SEPARATE ACCOUNT ASSETS. Assets held in the Separate Account will be invested in one or more eligible mutual funds. Current eligible mutual funds are specified in
                  Section 1.

                  For the Group Annuity Contract and other contracts the Separate Account is divided into investment accounts. There is an investment account for each eligible mutual fund. For each investment account, there is a subaccount for Qualified Plans and a subaccount for Nonqualified Plans.

                  Each Participant may choose the investment account to which amounts credited to the Participant's Variable Account are to be allocated.

                  We own the assets held in the Separate Account. However, the portion of such assets equal to the reserves and other contract liabilities with respect to each subaccount of each investment account of the Separate Account are not chargeable with liabilities arising out of any other business we may conduct.

                  Upon notice to us, a Participant may transfer part or all the value of the Accumulation Units or Annuity Units credited to the Participant's Variable Account from one investment account to another. No more than four such transfers may be made in a calendar year. Such investment account transfers, as well as all other investments, are subject to the limits and rules applicable to each mutual fund.

                  SUBSTITUTION OF INVESTMENT. If investment in a mutual fund should no longer be possible or in our judgment becomes inappropriate to the purposes of the contract, we may substitute another mutual fund. Substitutions may be made with respect to existing investments and the investment of future Purchase Payments. Substitution will be subject to the approval of the Insurance Department of the jurisdiction in which this contract is delivered.


         B.       CHARGES AND DEDUCTIONS

                  VARIABLE ACCOUNT ADMINISTRATION CHARGE. With respect to each Participant's Variable Account, a charge of $30 will be deducted each year on the date specified in Section 1. It will also be deducted when the Participant's Variable Account Value is withdrawn in full if withdrawal is not on the date specified in Section 1. The charge will never increase. The charge will not be deducted on or after the Annuity Date.

                  EXPENSE RISK CHARGE. This charge is made to compensate us for guaranteeing that the Variable account administration charge will never increase. On an annual basis it equals 0.5% of the daily net asset value of the Separate Account. This charge is reflected in the Net Investment Factor set forth in Subsection C of this Section 4.

                  MORTALITY RISK CHARGE. This charge is made to compensate us for the mortality guarantees we make under this contract. On an annual basis it equals 0.8% of the daily net asset value of the Separate Account. This charge is reflected in the Net Investment Factor set forth in Subsection C of this Section 4.

                  CONTINGENT DEFERRED SALES CHARGE. This charge may be deducted upon withdrawal, in whole or in part, of the Participant's Variable Account Value or the present value of remaining annuity payments (if applicable). The Contingent Deferred Sales Charge is set forth in Section 10.

                  DEDUCTIONS. The expense risk and mortality risk charge will be computed and deducted from each subaccount of each investment account of the Separate Account for each day the Group Annuity Contract is in force. Other charges will be deducted by cancelling Accumulation Units or Annuity Units (if applicable) of a value equal to the deduction. Cancellation of Accumulation Units will be in the ratio of the Participant's interest in each subaccount to the Participant's Variable Account Value.


         C.       VARIABLE ACCUMULATION VALUES

                  NUMBER OF PARTICIPANT'S ACCUMULATION UNITS. For each subaccount of each investment account of the Separate Account, the number of a Participant's Accumulation Units is the sum of

                         Amounts allocated to the subaccount for the Participant

                                         divided by

                          The value of an Accumulation Unit for that subaccount for the valuation period in which we received the amount allocated.

                  The number will be adjusted for transfers, withdrawals and charges. Adjustments will be made as of the valuation period in which we receive all requirements for the transactions, as appropriate.

                  VALUE OF EACH ACCUMULATION UNIT. For each subaccount of each investment account on the Separate Account, the value was arbitrarily set at $10 when the subaccount was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is


                        The value of an Accumulation Unit for the prior valuation period multiplied by

                        The net investment factor for that subaccount for the valuation period.

                  Net Investment Factor. Net Investment Factor is an index used to measure the investment performance of a subaccount from one valuation period to the next. For any subaccount, the net investment factor for a valuation period is found by dividing
                  (a) by (b) and subtracting (c):

                           Where (a) is

                                    The net asset value per share of the mutual fund held in the subaccount, as of the end of the valuation period plus


                                    The per-share amount of any dividend or
                                    capital gain distributions by the mutual fund if the "exdividend" date occurs in the valuation period plus or minus

                           A per-share charge or credit as we may determine, as of the end of the valuation period, for tax reserves;

                           Where (b) is

                                    The net asset value per share of the mutual fund held in the subaccount as of the end of the last prior valuation period plus or minus

                                    The per-share charge or credit for tax
                                    reserves as of the end of the last prior valuation period;

                           Where (c) is

                                    The sum of the daily expense risk charge and the daily mortality risk charge. On an annual basis, the sum of such charges equals 1.30% of the daily net asset value of the Separate Account.

                  VALUATION PERIOD. Valuation period is the interval from one valuation time to the next valuation time. Valuation time is the time as of which the mutual fund determines the net asset value of its shares.

         D.       VARIABLE ANNUITY PAYMENTS

                  ANNUITY DATE. The Annuity Date must be on the first day of a month. It may not be later than the first day of the next month after the Annuitant's 85th birthday. You chose the Annuity Date in the application. You may change the Annuity Date up to 30 days prior to the current Annuity Date.

                  VARIABLE ANNUITY OPTIONS. You or your surviving beneficiary may choose a variable annuity option up to 30 days prior to the Annuity Date. An option not set forth in the contract may be chosen if acceptable to us.

                  FIRST VARIABLE ANNUITY PAYMENT. Any premium taxes will be deducted from the Participant's Variable Account Value. The net Participant's Variable Account Value as of the Annuity Date will be applied to the annuity table for the option chosen. The variable annuity tables show the amount of the first payment for each $1,000 so applied, according to the age at the Annuity Date. The tables are based on the 1971 Individual Annuity Mortality Table with interest at 4%. Adjusted ages are used in entering those tables.

                  SUBSEQUENT VARIABLE ANNUITY PAYMENTS. Payments after the first will vary in amount according to the investment performance of the subaccount or subaccounts chosen. The amount may change from month to month. The amount of each subsequent payment is the sum of the following amounts attributable to each applicable subaccount

                           The number of Annuity Units for the subaccount

                                     multiplied by

                           The value of an Annuity Unit for that subaccount for the valuation period in which payment is due.

                  We guarantee that the amount of each annuity payment after the first will not be affected by variations in expense or mortality experience.

                  MINIMUM ANNUITY PAYMENTS. If the net Participant's Variable Account Value to be applied at the Annuity Date is less than $2,000, we may pay such amount in a lump sum. Annuity payments will be made monthly; but if any payment would be less than $50, we may change the frequency so payments are at least $50 each.

                  NUMBER OF PARTICIPANT'S ANNUITY UNITS. The number of units for the subaccount of each investment account chosen by the Participant is

                           The amount of the first variable annuity payment attributable to that subaccount divided by

                           The value of Annuity Unit for the subaccount as of the Annuity Date.

                  The number is fixed except for adjustments for subaccount transfers. Adjustments will be made as of the valuation period in which we receive all requirements for the transfer, as appropriate.

                  VALUE OF EACH ANNUITY UNIT. For each subaccount of each investment account of the Separate Account the value was arbitrarily set at $10 when the subaccount was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is

                           The value of an Annuity Unit for the last prior valuation period multiplied by

                           The net investment factor for that subaccount for the
                            valuation period

                                    multiplied by

                           An interest factor to neutralize the assumed investment rate of 4% built into the annuity tables.


         E.       VARIABLE ANNUITY OPTIONS

                  OPTION 1 - VARIABLE ANNUITY FOR SPECIFIED NUMBER OF YEARS. Payments will be made for a specified number of years, which may not be less than 5 years nor more than 30 years.

                  OPTION 2 - VARIABLE LIFE ANNUITY. Payments will be made for the life of the Annuitant. Payments will cease with the last payment due prior to the Annuitant's death.

                  OPTION 3 - VARIABLE LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS. Payments will be made for the life of the Annuitant. A guaranteed payment period of either 10 or 20 years may be chosen.

                  OPTION 4 - VARIABLE JOINT AND SURVIVOR LIFE ANNUITY. Payments will be made during the lifetimes of the Annuitant and a designated second Annuitant. Payments will continue as long as either is living. The amount of such payment will not change by reason of the death of the first Annuitant to die.

                  If the Annuitant dies prior to the end of the specified period under Option 1 or the guaranteed period under Option 3, the beneficiary may choose either

                  (1) To have the payments continue for the specified or
                      guaranteed period, or

                  (2) To receive at any time in lump sum the present value of the remaining payments to be made over the specified or guaranteed period.

                  If a beneficiary dies while receiving annuity payments under this Option 4, the present value will be paid in a lump sum to the beneficiary's estate. The present value will be (a) computed as of the valuation period in which due proof of death is received at our designated service office, and (b) commuted at the assumed investment rate of the annuity tables.

                  PAYMENTS. Payments will be made on the first day of each month starting with the Annuity Date. Except under Option 4, payments will be made to the Participant. Under Option 4, payments will be jointly payable while both Annuitants are alive.

         F.       VARIABLE ANNUITY OPTION TABLE

                  The following tables show the amount of the first monthly income payment for each $1,000 of value applied under a variable settlement option. "Age" as used in the tables means an adjusted age determined in the following manner from the actual age of the Annuitant on the birthday nearest the date of the first payment.


         CALENDAR YEAR OF BIRTH                           ADJUSTED AGE
         ----------------------                           ------------
              Before 1900                            Actual Age increased by 1
               1900-1919                             Actual Age
               1920-1939                             Actual Age decreased by 1
               1940-1959                             Actual Age decreased by 2
            1960 and later                           Actual Age decreased by 3
________________________________________________________________________________

            Option 1 - Variable Annuity for Specified Number of Years

--------------------------------------------------------------------------------------------------------------------------
     NUMBER OF             MONTHLY             NUMBER OF             MONTHLY             NUMBER OF            MONTHLY
       YEARS                INCOME               YEARS               INCOME                YEARS               INCOME-
--------------------------------------------------------------------------------------------------------------------------
                                                 11                   $9.31                 21                 $5.81
                                                 12                    8.69                 22                  5.64
                                                 13                    8.17                 23                  5.49
                                                 14                    7.72                 24                  5.35
         5                 $18.32                15                    7.34                 25                  5.22
         6                  15.56                16                    7.00                 26                  5.10
         7                  13.59                17                    6.71                 27                  5.00
         8                  12.12                18                    6.44                 28                  4.90
         9                  10.97                19                    6.21                 29                  4.80
        10                  10.06                20                    6.00                 30                  4.72
--------------------------------------------------------------------------------------------------------------------------


                      Option 2 - Variable Life Annuity and
                      Option 3 - Variable Life Annuity with
                     Payments Guaranteed for 10 or 20 Years

-------------------------------------------------------------------------------------------------------------------------------
                     LIFE           10 YEARS         20 YEARS                        LIFE         10 YEARS         20 YEARS
      AGE           ANNUITY        GUARANTEED       GUARANTEED            AGE       ANNUITY      GUARANTEED       GUARANTEED
-------------------------------------------------------------------------------------------------------------------------------
      50             $4.59            $4.56             $4.47              70        $7.08         $6.71            $5.71
      51              4.65             4.62              4.52              71         7.33          6.89             5.76
      52              4.72             4.69              4.57              72         7.60          7.08             5.81
      53              4.80             4.76              4.63              73         7.90          7.28             5.84
      54              4.87             4.83              4.69              74         8.22          7.48             5.88

      55              4.96             4.91              4.75              75         8.57          7.68             5.90
      56              5.05             4.99              4.81              76         8.95          7.89             5.92
      57              5.14             5.07              4.87              77         9.37          8.10             5.94
      58              5.24             5.16              4.93              78         9.82          8.30             5.96
      59              5.34             5.25              5.99              79        10.32          8.50             5.97

      60              5.45             5.35              5.07              80        10.86          8.69             5.98
      61              5.56             5.45              5.14              81        11.46          8.88             5.98
      62              5.69             5.56              5.20              82        12.11          9.04             5.99
      63              5.82             5.68              5.27              83        12.82          9.20             5.99
      64              5.96             5.80              5.34              84        13.59          9.33             6.00

      65              6.11             5.93              5.41              85        14.43          9.45             6.00
      66              6.27             6.07              5.48
      67              6.45             6.22              5.54
      68              6.64             6.37              5.60
      69              6.85             6.54              5.66
-------------------------------------------------------------------------------------------------------------------------------

               Option 4 - Variable Joint and Survivor Life Annuity

--------------------------------------------------------------------------------------------------------------------------------
    AGE              55            60            65            70            75             80            85          AGE
--------------------------------------------------------------------------------------------------------------------------------
    50             $4.25         $4.34         $4.41          $4.46         $4.51         $4.54          $4.56         50
    55              4.40          4.53          4.64           4.74          4.81          4.87           4.90         55
    60              4.53          4.72          4.90           5.05          5.18          5.28           5.35         60
    65              4.64          4.90          5.16           5.40          5.62          5.79           5.91         65

    70              4.74          5.05          5.40           5.77          6.11          6.39           6.59         70
    75              4.81          5.18          5.62           6.11          6.65          7.12           7.48         75
    80              4.87          5.28          5.79           6.39          7.12          7.94           8.59         80
    85              4.90          5.35          5.91           6.59          7.48          8.59           9.88         85
-------------------------------------------------------------------------------------------------------------------------------

SECTION 5 - FIXED ACCOUNT PROVISIONS

         A.       INTEREST OPTIONS

                  Interest will be earned on each Participant's Fixed Account Value from the date amounts are credited to the Participant's Fixed Account to the date amounts are applied to an annuity option, paid upon the death of the annuitant, transferred or withdrawn.

                  Each amount credited to a Participant's Fixed Account will be credited with interest under Interest Option A, Interest Option B, or Interest Option C. You choose the interest options. The minimum initial amount for which an Interest Option may be elected is $25.00 or such lower minimum as we may establish.

                  INTEREST OPTION A

                  With respect to each amount for which Interest Option A is elected, interest will be credited at an effective annual rate declared by us. The effective annual rate will be declared as of the first day of each calendar quarter. The declared rate will apply, for Interest Option A elections made in that calendar quarter, through the end of the same calendar quarter in the next calendar year. Thereafter, interest will be credited at the declared effective annual rate then applicable to new Interest Option A elections, for successive twelve month periods.

                  We will declare an effective annual interest rate under Interest Option A which is not less than the published 52 week United States Treasury Bill discount rate from the most recent regularly scheduled auction held before the beginning of the calendar quarter. It the auction program is discontinued, we will substitute an index which in our opinion is comparable and which is approved by the Insurance Department of the jurisdiction in which this contract is delivered.

                  The declared effective annual interest rate under Interest Option A will never be less than 4%.

                  INTEREST OPTION B

                  With respect to each amount for which Interest Option B is elected, interest will be credited at an effective annual rate declared by us. The declared rate will apply through the end of the calendar month in which the election is made. Thereafter, interest will be credited on such amount for successive calendar month periods at the declared effective annual rate then applicable to new Interest Option B elections made as of the beginning of each such calendar month.

                  The declared effective annual interest rate under Interest Option B will never be less than 4%.

                  INTEREST OPTION C

                  With respect to each amount for which interest Option C is elected, interest will be credited at an effective annual rate declared by us. The effective annual rate will be declared as of the first day of each calendar quarter. The declared rate will apply, for Interest Option C elections made in that calendar quarter, through the end of the same calendar quarter in the third following calendar year. Thereafter, interest will be credited at the declared effective annual rate then applicable to new Interest Option C elections, for successive thirty-six month periods.

                  You may change the interest option election or withdraw or transfer any portion of an amount for which Interest Option C is elected before the end of a period for which a declared effective annual rate of interest is guaranteed for such amount. However, in such event, the amount withdrawn or transferred or the amount for which the interest option election is changed will be reduced by a premature transaction charge equal to 2 1/2% of such amount.

                  The declared effective annual interest rate under Interest Option C will never be less than 4%.

                  CHANGE OF INTEREST OPTION

                  You may change the interest option election applicable to all or part of your Participant's Fixed Account Value, subject to the provisions set forth below.

                  You may change the election for an amount held under Interest Option A only at the end of the period for which a declared effective annual interest rate is guaranteed for such amount.

                  You may change the election for an amount held under Interest Option B only at the end of a calendar month.

                  You may change the election for all or any part of an amount held under Interest Option C before the end of the period for which a declared effective annual interest rate is guaranteed for such amount, subject to the premature transaction charge set forth in Interest Option C.

                  The minimum amount for which an interest option may be changed is $250.

         B.        FIXED ANNUITY PAYMENTS

                  ANNUITY DATE. The Annuity Date must be on the first day of a month. It may not be later than the first day of the next month after the Annuitant's 85th birthday. You chose the Annuity Date in the application. You may change the Annuity Date up to 30 days prior to the current Annuity Date.

                  FIXED ANNUITY OPTION. You or your surviving beneficiary may choose a fixed annuity option up to 30 days prior to the Annuity Date. An option not set forth in the contract may be chosen if acceptable to us.

                  AMOUNT OF FIXED ANNUITY PAYMENTS. Any premium taxes will be deducted from the Participant's Fixed Account Value. The net Participant's Fixed Account Value as of the Annuity Date will be applied to the fixed annuity option chosen. If fixed annuity payments begin within 5 years after the Participant's Enrollment Date, the monthly income under Options 1, 2, 3 and 4 will equal the monthly income under a comparable single premium nonparticipating annuity available from us at the time fixed annuity payments are to begin.

                  If fixed annuity payments begin more than 5 years after the Participant's Enrollment Date, the monthly income under Options 1, 2, 3 and 4 will equal 104% of the monthly income under a comparable single premium nonparticipating annuity available from us at the time fixed annuity payments are to begin. In no event will the monthly income be less than shown in the Fixed Annuity Option Tables.

                  The guaranteed monthly income under Option 1 and 3 will be based on interest at a rate of 3% per year compounded annually. The guaranteed monthly income under Option 2 and 4 will be based on interest at a rate of 2 3/4% per year compounded annually. Fixed Annuity Options 1, 2, 3 and 4 will not participate in divisible surplus.

                  MINIMUM ANNUITY PAYMENTS. If the net Participant's Fixed Account Value to be applied at the Annuity Date is less than $2,000, we may pay such amount in a lump sum. Fixed Annuity payments will be made monthly. But if any payment would be less than $50, we may change the frequency so payments are at least $50 each.

         C.       FIXED ANNUITY OPTIONS

                  OPTION 1 - FIXED ANNUITY FOR SPECIFIED NUMBER OF YEARS. Payments will be made for a specified number of years, which may not be less than 5 years nor more than 30 years.

                  OPTION 2 - FIXED LIFE ANNUITY. Payments will be made for the life of the Annuitant. Payments will cease with the last payment due prior to the Annuitant's death.

                  OPTION 3 - FIXED LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS. Payments will be made for the life of the Annuitant. A guaranteed payment period of either 10 or 20 years may be chosen.

                  OPTION 4 - FIXED JOINT AND SURVIVOR LIFE ANNUITY. Payments will be made during the lifetimes of the Annuitant and a designated second Annuitant. Payments will continue as long as either is living. The amount of such payments will not change by reason of the death of the first Annuitant to die.

                  If the Annuitant dies prior to the end of the specified period under Option 1 or the guaranteed period under Option 3, the beneficiary may choose either:

                           (1) to have the payments continue for the specified
                               or guaranteed period, or

                           (2) to receive at any time in lump sum the present
                               value of the remaining payments to be made over the specified or guaranteed period.

                  If a beneficiary dies while receiving annuity payments under this option; the present value will be paid in a lump sum to the beneficiary's estate.

                  The present value of payments under Option 1 will be based on interest at a rate of 3% per year compounded annually. The present value of the remaining payments during the guaranteed period under Option 3 will be based on interest at a rate set by us at the time payments are to begin.

                  PAYMENT. Payments will be made on the first day of each month starting with the Annuity Date. Payments under all options will be made to the Participant, except under Option 4. Under Option 4, payments will be jointly payable while both Annuitants are alive.

         D.       FIXED ANNUITY OPTION TABLES

         Amount of monthly income provided by each $1,000 applied under an income option.

              Option 1 - Fixed Income for Specified Number of Years

----------------------------------------------------------------------------------------
                      MONTHLY                   MONTHLY                       MONTHLY
     YEARS             INCOME       YEARS        INCOME           YEARS        INCOME
----------------------------------------------------------------------------------------
                                      11         $8.86              21          $5.32
                                      12          8.24              22           5.15
                                      13          7.71              23           4.99
                                      14          7.26              24           4.84
       5               $17.91         15          6.87              25           4.71
       6                15.14         16          6.53              26           4.59
       7                13.16         17          6.23              27           4.47
       8                11.68         18          5.96              28           4.37
       9                10.53         19          5.73              29           4.27
      10                 9.61         20          5.51              30           4.18
---------------------------------------------------------------------------------------


                        Option 2 - Fixed Life Annuity and
                       Option 3 - Fixed Life Annuity with
                     Payments Guaranteed for 10 or 20 Years

The amount of monthly income will be based on the age of the option annuitant on the birthday nearest the date of the first payment.

-------------------------------------------------------------------------------------------------------------------------------
                     2                       3                                      2                        3
                   -----        --------------------------                        -----        ----------------------------
    AGE OF                       20 YEAR          10 YEAR          AGE OF                        20 YEAR           10 YEAR
    OPTION          LIFE        GUARANTEED       GUARANTEED       OPTION           LIFE         GUARANTEED       GUARANTEED
   ANNUITANT       INCOME         PERIOD           PERIOD        ANNUITANT        INCOME          PERIOD           PERIOD
---------------------------------------------------------------------------------------------------------------------------
15 and
under             $2.90            $2.87          $2.88             50             $4.03         $3.93             $4.01
16                 2.91             2.88           2.89             51              4.11          3.99              4.08
17                 2.92             2.89           2.90             52              4.19          4.05              4.15
18                 2.94             2.91           2.92             53              4.27          4.11              4.22
19                 2.96             2.93           2.94             54              4.35          4.17              4.30

20                 2.97             2.94           2.95             55              4.44          4.23              4.38
21                 2.99             2.96           2.97             56              4.53          4.30              4.47
22                 3.01             2.98           2.99             57              4.63          4.36              4.56
23                 3.03             3.00           3.01             58              4.74          4.43              4.66
24                 3.05             3.02           3.03             59              4.86          4.50              4.76

25                 3.07             3.04           3.05             60              4.98          4.57              4.87
26                 3.09             3.06           3.07             61              5.11          4.64              4.98
27                 3.11             3.08           3.09             62              5.25          4.72              5.10
28                 3.14             3.11           3.12             63              5.39          4.79              5.23
29                 3.16             3.13           3.14             64              5.55          4.86              5.36

30                 3.18             3.15           3.16             65              5.71          4.92              5.50
31                 3.21             3.18           3.19             66              5.89          4.99              5.65
32                 3.24             3.21           3.22             67              6.08          5.05              5.80

------------------------------------------------------------------------------------------------------------------------------
                     2                       3                                      2                        3
                   -----        --------------------------                        -----        ----------------------------
    AGE OF                       20 YEAR          10 YEAR          AGE OF                        20 YEAR           10 YEAR
    OPTION          LIFE        GUARANTEED       GUARANTEED       OPTION           LIFE         GUARANTEED       GUARANTEED
   ANNUITANT       INCOME         PERIOD           PERIOD        ANNUITANT        INCOME          PERIOD           PERIOD
------------------------------------------------------------------------------------------------------------------------------
      33           3.27             3.24          3.25            68                6.27          5.11              5.96
      34           3.30             3.27          3.28            69                6.49          5.17              6.13

      35           3.33             3.30          3.31            70                6.71          5.22              6.30
      36           3.36             3.33          3.34            71                6.95          5.25              6.48
      37           3.40             3.36          3.38            72                7.20          5.25              6.48
      38           3.43             3.40          3.41            73                7.47          5.25              6.85
      39           3.47             3.43          3.45            74                7.76          5.25              7.05

      40           3.51             3.47          3.49            75                8.06          5.25              7.25
      41           3.55             3.51          3.53            76                8.43          5.25              7.44
      42           3.59             3.55          3.57            77                8.84          5.25              7.64
      43           3.64             3.59          3.62            78                9.28          5.25              7.84
      44           3.69             3.63          3.67            79                9.75          5.25              8.04

      45           3.74             3.68          3.72            80 and           10.27          5.25              8.23
                                                                  over

      46           3.79             3.72          3.77
      47           3.85             3.77          3.83
      48           3.91             3.82          3.88
      49           3.97             3.88          3.94
------------------------------------------------------------------------------------------------------------------------------


                Option 4 - Fixed Joint and Survivor Life Annuity

The amount of monthly income will be based on the ages of the option annuitants on their respective birthdays nearest the date of the first payment. The table shows income for certain ages for two option annuitants. The amount is shown under the age of the first annuitant and opposite the age of the second annuitant. Amounts of income for other combinations of ages will be furnished upon request.

---------------------------------------------------------------------------------------------------------------------------
     AGE OF SECOND
    OPTION ANNUITANT         AGE OF FIRST OPTION ANNUITANT
       ANNUITANT             50             55           60            65          70           75          80          85
---------------------------------------------------------------------------------------------------------------------------
           45              $3.40          $3.48        $3.54         $3.60       $3.64        $3.67       $3.70       $3.71
           50               3.52           3.64         3.74          3.82        3.89         3.94        3.97        3.99
           55               3.65           3.80         3.95          4.08        4.19         4.27        4.33        4.38
           60               3.76           3.96         4.17          4.37        4.54         4.68        4.79        4.86
           62               3.80           4.02         4.26          4.49        4.69         4.86        5.00        5.09
           65               3.85           4.11         4.38          4.67        4.93         5.15        5.34        5.48
           70               3.93           4.22         4.57          4.95        5.32         5.68        6.00        6.25
           75               3.99           4.31         4.72          5.19        5.70         6.21        6.74        7.18
           80               4.03           4.38         4.84          5.39        6.03         6.75        7.55        8.32
---------------------------------------------------------------------------------------------------------------------------

SECTION 6 -- PAYMENT ON DEATH

         DEATH BEFORE THE ANNUITY DATE. Upon receipt of due proof of the death of the Participant prior to the Annuity Date, we will pay to the beneficiary the greater of:

         (1) The sum of all Purchase Payments, adjusted for withdrawals and transfers, or

         (2) The sum of the Participant's Variable Account Value and the Participant's Fixed Account Value for the valuation period in which we receive such proof at our designated service office.

         If the beneficiary is not the decedent's spouse, the beneficiary can choose an Annuity Option for death payments. The Option must provide for payments over the beneficiary's life or over a period not longer than the beneficiary's life expectancy. Payments shall begin within one year after the date of death. If payment is made in a lump sum, such payment shall be made within five years after the death.

         If the beneficiary is the decedent's surviving spouse, the spouse shall be treated as the decedent for purposes of contract death benefits.

         DEATH AFTER THE ANNUITY DATE. If the Participant dies after the Annuity Date, the amount payable, if any, will be according to the Annuity Option or Annuity Options in force.

Section 7 -- TRANSFER FROM VARIABLE TO FIXED ACCOUNT

         You may transfer all or part of your Participant's Variable Account Value to your Participant's Fixed Account, subject to the following provisions:

         The minimum transfer amount is $250.

         No more than four such transfers may be made by a Participant in a calendar year.

         No transfer may be made after the thirtieth day before the Annuity
         Date.

         Request for transfer must be received by us and any other applicable requirements must be met before the death of the Participant.

SECTION 8 -- TRANSFER FROM FIXED TO VARIABLE ACCOUNT

         You may transfer all or part of your Participant's Fixed Account Value to your Participant's Variable Account, subject to the following provisions:

         The minimum transfer amount is $250.

         An amount held under Interest Option A may be transferred only at the end of the period for which a declared effective annual interest rate is guaranteed for such amount.

         An amount held under Interest Option B may be transferred only at the end of a calendar month.

         All or any part of an amount held under Interest Option C may be transferred before the end of the period for which a declared effective annual interest rate is guaranteed for such amount, subject to the premature transaction charge set forth in Interest Option C.

         No transfer may be made after the thirtieth day before the Annuity
         Date.

         Request for transfer must be received by us and any other applicable requirements must be met before the death of the Participant.


SECTION 9 -- TRANSFER FROM ANOTHER ANNUITY CONTRACT

         A Participant may, through the Contractholder, transfer to your Participant's Variable or Fixed Accounts under this contract, amounts held under another annuity contract purchased for the Participant under the provisions of Section 403(b) of the Internal Revenue Code.


SECTION 10 -- WITHDRAWAL

         A. WITHDRAWAL. Prior to the earlier of the Annuity Date or the death of the Participant, the Participant may withdraw all or part of the Participant's Variable Account Value and the Participant's Fixed Account Value.

                  After the Annuity Date and the election of Variable Annuity Option 1, the payee may withdraw the present value of the variable annuity payments remaining to be made. The present value will be (a) computed as of valuation period in which notice of the withdrawal is received at our designated service office and (b) commuted at the assumed investment rate of the Variable Annuity tables.

                  After the Annuity Date and the election of Fixed Annuity Option 1, the payee may withdraw the present value of the fixed annuity payments remaining to be made.

                  For full withdrawal of all the Participant's Variable and Fixed Account Values, the Participant's Certificate must be surrendered to our designated service office.

                  For partial withdrawals, the withdrawal must be at least $250.

                  Withdrawal of all or any part of the Participant's Fixed Account Value held under Interest Option C before the end of the period for which a declared effective annual interest rate is guaranteed for such amount will be subject to the premature transaction charge set forth in Interest Option C. The total of the premature transaction charge and the Contingent Deferred Sales Charge set forth below will never be more than 7% of the amount withdrawn.


         B. CONTINGENT DEFERRED SALES CHARGES. A charge equal to 5% of the amount withdrawn will be made at the time of withdrawal, subject to the following provisions:

                  (1) If the Participant makes a total withdrawal of the Participant's Fixed Account Value as a result of termination of participation in the Group Annuity contract, the amount received will never be less than the total of all amounts allocated to the Participant's Fixed Account, less prior transfers and withdrawals from the Participant's Fixed Account.

                  (2) No charge will be made for withdrawal if the Participant has provided due proof of disability. Disability shall mean the inability, by reason of medically determinable physical or mental impairment which can be expected to result in death or be of long-continued and indefinite duration, to engage in the Participant's usual and customary occupation or in any other substantial gainful activity for which the Participant is reasonably suited by education, training or experience.

                  (3) No charge will be made for a withdrawal after the death of the Participant.

                  (4) No charge will be made for that portion of the first withdrawal made in a Participant's Enrollment Year after the first Participant's Enrollment Year which does not exceed 10% of the sum of the Participant's Variable Account and Fixed Account Values.

                  (5) No charge will be made for that portion of the first withdrawal, made in the Participant's Eighth Enrollment Year, which does not exceed 25% of the sum of the Participant's Variable Account and Fixed Account Value(s).

                  (6) No charge will be made for that portion of the first withdrawal, made in the Participant's Ninth Enrollment Year, which does not exceed 50% of the sum of the Participant's Variable Account and Fixed Account Values.

                  (7) No charge will be made for that portion of the first withdrawal, made in the Participant's Tenth Enrollment Year, which does not exceed 75% of the Participant's Variable Account and Fixed Account Values.

                  (8) No charge will be made for any withdrawal made after the Participant has been enrolled for ten years.


         C. PAYMENT OF WITHDRAWALS. Unless you direct otherwise, partial withdrawals prior to the Annuity date, and related charges, will be deducted from your Participant's Fixed and Variable Accounts in the following order first from Interest Option B;

                           next from Interest Option A;

                           then from each subaccount of each investment account of the Separate Account in the ratio of your interest in each subaccount to your Participant's Variable Account Value; and

                           finally from Interest Option C.

                  Partial withdrawal of amounts held under Interest Option A or Interest Option C will be made from amounts most recently placed under that option.


SECTION 11 -- MISCELLANEOUS

         BENEFICIARY. The Beneficiary is the person chosen by the Participant in the application, who is to receive:

                  (1) Payment on death of the Participant prior to the Annuity
                      Date or

                  (2) Guaranteed annuity payments, if any, on death of the
                      Annuitant on or after the Annuity Date.

         The Participant may change the beneficiary while the Participant is alive.

         The estate or heirs of a beneficiary who dies before the Participant have no rights under this contract. If no beneficiary survives the Participant, payment will be made to the Participant's estate.

         MISSTATEMENT OF AGE. If the age of the Annuitant or a joint payee is misstated, any amount payable under the Group Annuity Contract will be that amount which the Purchase Payments paid would have purchased on the basis of the correct age.

         If the annuity payments have been overpaid because the age of the Annuitant or joint payee has been misstated, the amount overpaid, with interest at the rate of 6% per year compounded annually, will be charged against the payments still to be made under this contract.

         If the annuity payments have been underpaid because the age of the Annuitant or joint payee has been misstated, the amount underpaid, with interest at the rate of 6% per year compounded annually, will be paid in full with the next payment due under this contract.

         PROOF OF AGE AND SURVIVAL. We may require satisfactory proof of correct age at any time. If any payment under the Group Annuity Contract depends on the payee being alive, we may require satisfactory proof of survival.

         DEFERMENT OF TRANSFERS AND PAYMENTS. Transfers and payments of withdrawals from the Participant's Variable Account will be made within seven days. However, we may defer a transfer, a withdrawal, the Annuity Date or annuity payments, under the Variable Account Provisions of
         Section 4 if:

                  (1) The New York Stock Exchange is closed (other than customary weekend and holiday closings);

                  (2)      Trading on the New York Stock Exchange is restricted;

                  (3) An emergency exists such that it is not reasonably practical to dispose of securities held in the Separate Account or to determine the value of its assets; or

                  (4) The Securities and Exchange Commission by order so permits for the protection of security holders.

         Conditions in (2) and (3) will be decided by, or in accordance with rules of, the Securities and Exchange Commission.

         We may defer a transfer or withdrawal from the Participant's Fixed Account for such period not exceeding six months, as we reasonably determine that investment conditions are such that an orderly sale of assets held as part of our general assets is not possible.

         PARTICIPATING CONTRACT. The Group Annuity Contract may participate in our divisible surplus. Divisible surplus, if any, to be apportioned to the contract shall be apportioned annually and will be allocated by us equitably among all Participants. Divisible surplus so allocated will be credited as Purchase Payments to the Participants' Variable and Fixed Accounts, unless the Participant elects to have it paid in cash. No divisible surplus is expected to be apportioned to the contract in the foreseeable future.

         ASSIGNMENT AND OWNERSHIP. Accounts established and maintained for a Participant are owned by the Participant for his or her lifetime. The entire interest in a Participant's Variable or Fixed Account is for the exclusive benefit of the Participant. A Participant's Variable or Fixed Account is nontransferable and the entire interest of the Participant is nonforfeitable in accordance with applicable provisions of the Internal Revenue Code.

         FAILURE TO ENFORCE NOT WAIVER. A waiver by a Participant or Penn Mutual of the right to enforce any rights arising from a breach of the Group Annuity Contract will not constitute a waiver of any right arising from a subsequent breach. The forbearance by a Participant or Penn Mutual to enforce any right hereunder will not be considered a waiver of such right.

         AMENDMENT. To the extent necessary to comply with applicable law and regulations, Penn Mutual reserves the right to change any or all of the Group Annuity Contract provisions at any time, including retroactive changes, without the consent of Participants. Changes in the Internal Revenue Code or in regulations or revenue rulings thereunder may require amendments to the Group Annuity Contract. In accordance with the preceding paragraph, Penn Mutual may make such amendments without the consent of Participants.

         Participants will be informed of amendments when they are made.

         DISCONTINUANCE OF CONTRACT. Upon giving Penn Mutual 90 days prior written notice, the Contractholder may discontinue the contract with respect to new Purchase Payments, provided, however, that the contract shall continue in full force and effect in accordance with its terms with respect to Purchase Payments made prior to discontinuance.

         NOTICES, CHANGES AND CHOICES. To be effective, all notices, changes and choices the Participant may make under the Group Annuity Contract must be in writing, signed and received by us at our designated service office. If acceptable to us, notices, changes and choices relating to beneficiaries and ownership will take effect as of the date signed unless we have already acted in reliance on the prior status. We are not responsible for their validity.

         CONTRACT PAYMENTS. All sums payable to or by us are payable at our designated service office. We may require return of the contract prior to making payment.

         PROTECTION OF PROCEEDS. Payments under this contract may not be assigned by the payee prior to their due dates. To the extent allowed by law, payments are not subject to legal process for debts of a payee.

         COMPLIANCE WITH MINIMUM VALUE REQUIREMENTS. Annuity, death and withdrawal benefits are not less than the minimum benefits required under applicable laws and regulations of the jurisdiction in which this certificate is delivered.

         The benefits provided under the Group Annuity Contract from the Participant's Fixed Account are increased by interest credited in excess of the guaranteed minimums, if any.

         PERIODIC REPORTS. At least once a year we will furnish each Participant a report. It will set forth the current number of Accumulation Units or Annuity Units, the value per Accumulation or Annuity Unit, the Participant's Variable Account Value and the Participant's Fixed Account Value. Each person with voting rights in the Separate Account will be furnished reports required by the Investment Company Act of 1940.

                          TABLE OF GUARANTEED BENEFITS



BASED ON THE FOLLOWING                                MONTHLY DEPOSITS OF $50.00
ASSUMPTIONS:                                            --NO PARTIAL WITHDRAWALS
                                                      ISSUE AGE 30
                                                 PAID-UP ANNUITY -- LIFE ANNUITY
                                                     WITH PAYMENTS GUARANTEED
                                                     FOR 10 YEARS (OPTION 3)
                                                 GUARANTEED EFFECTIVE ANNUAL
                                                     INTEREST RATE -- 4.00%





                                     GUARANTEED WITHDRAWAL VALUES                          GUARANTEED MONTHLY
       END OF                        ----------------------------                            PAID-UP ANNUITY
      CONTRACT                   INTEREST                      INTEREST                     BENEFIT COMMENCING
        YEAR                  OPTIONS A OR B                   OPTION C                          AT AGE 65
         1                      $  585.34                     $  570.02                          $ 12.79
         2                       1,194.09                      1,162.84                            25.09
         3                       1,827.20                      1,780.77                            36.92
         4                       2,485.63                      2,421.97                            48.29
         5                       3,170.39                      3,088.81                            59.22

         6                       3,882.55                      3,783.90                            69.73
         7                       4,659.50                      4,541.46                            79.84
         8                       5,506.41                      5,368.21                            89.56
         9                       6,405.35                      6,247.95                            98.91
         10                      7,358.81                      7,179.61                           107.90

         11                      8,266.08                      8,064.20                           116.54
         12                      9,209.65                      8,986.18                           124.85
         13                     10,190.96                      9,942.95                           132.83
         14                     11,211.52                     10,938.00                           140.52
         15                     12,272.90                     11,975.10                           147.90

         16                     13,376.74                     13,051.34                           155.01
         17                     14,524.73                     14,170.63                           161.83
         18                     15,718.64                     15,337.23                           168.40
         19                     16,960.31                     16,547.85                           174.71
         20                     18,251.64                     17,806.90                           180.79

     AT AGE 65                  45,143.08                     44,044.32                           248.29


--------------------------------------------------------------------------------












--------------------------------------------------------------------------------

VALUES AND PAYMENTS TO YOU UNDER THE GROUP ANNUITY CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.


















                                                      Group Variable and Fixed
                                                      Annuity Certificate --
                                                      Flexible Purchase Payments


The Penn Mutual Life Insurance Company, Independence Square, Philadelphia, Pennsylvania 19172